Exhibit 5.1

July 25, 2007
BladeLogic, Inc.
10 Maguire Road, Building 3
Lexington, MA 02421

Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of  5,492,418 shares (the “Shares”) of Common Stock, $.001 par value per share, of BladeLogic, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2001 Stock Option and Grant Plan and 2007 Stock Option and Incentive Plan (collectively, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates and other inquiries of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP